Exhibit 10.0

August 7, 2024

Mr. Wong Kwok Kuen

Present

Appointment Letter

Dear Mr. Wong,

We are pleased and welcome your acceptance to be appointed as the Head of Finance of Aptorum Group Limited (“AGL” or the “Group”). You shall be engaged under APTUS Management Limited (“AML” or the “Company”), a wholly owned subsidiary of AGL. AGL is incorporated with limited liabilities under the laws of Cayman Islands and AML is duly incorporated with limited liabilities in Hong Kong. Your official date of appointment of the Company shall commence on August 8, 2024 (“Effective Date”).

The following seeks to illustrate the context of the Appointment Letter and the services to be rendered by you for the Group, and the terms and conditions as set out herewith.

1.	The Company

Aptorum and its affiliates focus on the licensing of, and acquisition of, early-stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the marketplace; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Duties and Responsibilities

(a)	You shall report to the Chief Executive Officer/ Executive Director (“Management”) of the Group.

(b)	As Head of Finance, you shall assist management of the Group to:

(i)	oversee financial activity such as financial reporting, treasury, and laisse with auditors;

(ii)	be responsible for matters of accounting and regulatory compliance;

(iii)	coordinate with major stakeholders and manage their expectations m accordance with actual reflection of resources and business situations;

(iv)	conduct financial planning, coordinate, and expedite courses of actions that drive AGL’s projects towards defined goals or milestones within a timely basis;

UK - 17 Hanover Square, London, W1S 1BN, United Kingdom	T: (44) 20 8092 9299	F: (44) 20 3928 8277

(v)	ensure team members execute planned actions of specific projects in accordance with the Group’s financial objectives, and that such objectives are completed in the best interest of shareholders;

(vi)	coordinate staff and internal resources, lead financial planning sessions, conduct financial reviews and create reports for major stakeholders as required;

(vii)	support management in securing growth initiatives, financing opportunities, and/or initiate new projects.

Additionally, you shall during your Appointment:

(viii)	Observe and comply with the Company’s adopted Code of Business Conduct and Ethics, where that any waivers given to directors or executive officers must be approved by the Board.

(ix)	Observe and comply with all statutory rules, and regulations where applicable as governed by the laws of your residence and jurisdictions in which operate on behalf of the Company.

(x)	Confirm you are able to and will devote sufficient time to perform your Roles.

(xi)	Declare any conflicts that are apparent at present, or become apparent, between the Group and your external activities, interests, or roles. Should any potential conflicts of interest arise, you will disclose this to the Board as soon as they become apparent.

(xii)	Obtain clearance from the Board prior to dealing in publicly traded shares in the Group subsequent to the Listing and shall adhere to the Insider Trading Policy as adopted by the Company.

(xiii)	Observe and comply with the disclosure requirements and obligations of you and/or your affiliated party(s) as applicable in accordance with U.S. securities laws, regulations and SEC disclosure requirements.

3.	Remuneration

This appointment will carry no remuneration but is subject to change based on subsequent discussion between you and the Company.

4.	Restriction on Other Activities

(a)	During your appointment, you shall diligently and faithfully serve the Group and not act in any way which is in conflict with the interest of the Group.

(b)	Consult with the Chairman of the Board prior to accepting any other (or further) directorships of companies or any major external appointments and promptly inform the Board of acceptance of any such appointment.

UK - 17 Hanover Square, London, W1S 1BN, United Kingdom	T: (44) 20 8092 9299	F: (44) 20 3928 8277

5.	No Conflicts

(a)	You shall be solely responsible for understanding and complying with any and all disclosure request regarding this engagement.

(b)	In the event that you have undertaken to make any written request, report or disclosure to your employer regarding this engagement, you are advised to promptly notify us and to provide a copy of such request, and/or the response of your employer, to us.

6.	Confidential Information

(a)	You agree not to use any Confidential Information (as defined below) disclosed to you by us for your own use or for any purpose other than to carry out discussions concerning and the undertaking of your duties hereunder. You agree to take all reasonable measures to protect the secrecy of and avoid disclosure or use of our Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than our agents or persons to whom we consent to such disclosure. Upon our request, any materials or documents that have been furnished by us to you in connection with your duties hereunder shall be promptly returned by you to us.

(b)	“Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Appointment Letter), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that:

(i)	is in the possession of you at the time of disclosure, as shown by your files and records immediately prior to the time of disclosure; or

(ii)	becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of you. Notwithstanding the foregoing, you may disclose Confidential Information with our prior written approval or pursuant to the order or requirement of a court, administrative agency or other governmental body.

7.	Personal Data (Privacy) Ordinance

(a)	Your personal data may be used, held and/or stored (by whatever means) for (i) our promotion and marketing; (ii) making disclosure required by laws, rules and regulations; (iii) facilitating task distribution within us; (iv) compiling statistical information and employee profiles; (v) establishing benefit entitlements; and (vi) any incidental purposes relating to the above, and any other purpose which you may from time to time agree.

UK - 17 Hanover Square, London, W1S 1BN, United Kingdom	T: (44) 20 8092 9299	F: (44) 20 3928 8277

(b)	Subject to the terms and conditions contained herein, by accepting the engagement, you authorize the Company to disclose his name, likeness, biography and this engagement in the Company’ corporate filings, website and other publications.

(c)	Personal data held by us relating to you will generally be kept confidential, but we may make all enquiries as it is considered necessary to confirm the accuracy of the personal data. In particular, we may disclose, obtain, transfer (whether within or outside Hong Kong) your personal data to, from or with (i) any regulatory or government bodies; (ii) any other persons or institutions in connection with our business, insurers, clients and potential investors; and (iii) any other person to which the Company considers such disclosure, obtaining or transfer to be necessary or desirable for the purposes set out above.

8.	Termination

Notwithstanding the above, the terms and conditions of this Appointment Letter shall remain in effect unless it is terminated subsequent to the following circumstances:

(i)	by you after giving the Company no less than one (1) month’ notice in writing;

(ii)	by the Company after giving, you one (1) month’ notice in writing; or

(iii)	immediately by the Company without notice or compensation in the event of any conflicts, dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions or cannot perform your duties herein, upon the determination of the Company, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of its residency.

9.	Governing Law

Unless otherwise provided in this Appointment Letter, the terms and conditions herein shall be governed and interpreted by the laws of Hong Kong SAR.

10.	Independent Engagement

You hereby declare and confirm that the relationship with us will be that of an independent engagement and not that of an employee. You shall not be eligible for any employee benefits. We shall not be responsible for any tax liabilities against you or deriving from the Total Benefits, and any income or benefits under this Appointment Letter whether arising in or outside the Territory and wherever such tax liabilities are imposed. You will have no authority to enter into contracts that bind us or create obligations on the part of us without our prior written authorization.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this Appointment Letter.

UK - 17 Hanover Square, London, W1S 1BN, United Kingdom	T: (44) 20 8092 9299	F: (44) 20 3928 8277

ON BEHALF OF
APTORUM GROUP LIMITED

Name:	Ian Huen
Position:	Executive Director & CEO
Date:	August 7, 2024

Accepted and agreed by:

Name:	WONG Kwok Kuen
Date:

UK - 17 Hanover Square, London, W1S 1BN, United Kingdom	T: (44) 20 8092 9299	F: (44) 20 3928 8277

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